Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated November 20, 2009 with respect to the shares of Common Stock, par value $0.01 per share, of Bell Microproducts Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  November 20, 2009

RCG PB, LTD By: Ramius Advisors, LLC, its investment advisor RAMIUS ENTERPRISE MASTER FUND LTD By: Ramius Advisors, LLC, its investment advisor RCG HOLDINGS LLC By: C4S & Co., L.L.C., its managing member	RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: Cowen Group, Inc., its sole member COWEN GROUP, INC. C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss